Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated May 5, 2011 PRICING SUPPLEMENT No. 88 dated May , 2011 (To Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K Upside Participation Commodity Linked Notes

Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

■  Linked to the Dow Jones – UBS Commodity IndexSM

■  100% participation in the upside performance of the Dow Jones –UBS Commodity Index, subject to a capped value of 160% to 170% of the original offering price per note

■   Protection against a decline in the Dow Jones – UBS Commodity Index

■   Term of approximately 6 years

■   No periodic interest payments

Investing in the notes involves risks. See “Risk Factors” on page PRS-6.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	3.00%	97.00%
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs and offering expenses. If the notes were priced today, the agent discount and structuring and development costs would total approximately $55.00 per $1,000 note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $70.00 per $1,000 note. See “Plan of Distribution” in the accompanying prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Investment Description

The Notes Linked to the Dow Jones – UBS Commodity IndexSM due June     , 2017 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a return if the level of the Dow Jones – UBS Commodity Index (the “Index”) increases from its starting level to its ending level, provided that the amount received per note will not be more than the capped value of 160% to 170% of the original offering price per note and (ii) return of principal regardless of the performance of the Index, in each case subject to the credit risk of Wells Fargo.

The Index is commodity index that is intended to provide a diversified benchmark for commodities as an asset class.

You should read this pricing supplement together with the accompanying prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying prospectus supplement.

Investor Considerations

We have designed the notes for investors who:

¡	seek exposure to the upside performance of the Index, subject to the capped value, and desire to protect against a decline in the Index by:

☐	receiving a return equal to 100% of the increase, if any, in the ending level over the starting level, subject to the capped value of 160% to 170% of the original offering price per note; and

☐	providing for the full return of the original offering price per note at maturity regardless of the performance of the Index;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	seek full exposure to the upside performance of the Index;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to the commodity markets;

¡	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Index generally, or to the exposure to the Index that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

“Dow Jones,” “UBS,” “Dow Jones – UBS Commodity IndexSM,” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use by us. The notes, based on the Dow Jones – UBS Commodity Index, are not sponsored, endorsed, sold or promoted by CME Group Index Services LLC (“CME Indexes”), as assignee of Dow Jones, UBS Securities LLC (“UBS”) or any of their respective subsidiaries or affiliates, and, none of CME Indexes, Dow Jones, UBS or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in the notes.

PRS-2

Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Terms of the Notes

Market Measure:	Dow Jones – UBS Commodity Index (the “Index”)

Pricing Date:	, 2011

Issue Date:	June , 2011

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount. The “redemption amount” per note will equal:

• If the ending level is greater than the starting level: the lesser of:

(i)     the original offering price per note plus:

Redemption Amount:	original offering price per note	x	ending level – starting level	x	participation rate	; and
starting level
(ii) the capped value; • If the ending level is less than or equal to the starting level: the original offering price per note.

Stated Maturity Date:	June , 2017. If a market disruption event has occurred or is continuing on the calculation day, the stated maturity date will be postponed until the later of (i) June , 2017 and (ii) three business days after the ending level is determined. See “Additional Terms of the Notes—Market Disruption Events.”

Starting Level:	, the closing level of the Index on the pricing date; provided, however, that if a market disruption event occurs or is continuing on the pricing date, the calculation agent will determine the starting level in the manner described under “Additional Terms of the Notes—Market Disruption Events—Starting Level Market Disruption.” The “closing level” of the Index on any trading day is generally the last reported level of the Index at approximately 5:00 p.m., New York City time.

Ending Level:	The “ending level” will be the closing level of the Index on the calculation day. If a market disruption event occurs or is continuing on the calculation day, the calculation agent will determine the ending level in the manner described under “Additional Terms of the Notes—Market Disruption Events—Ending Level Market Disruption.”

Participation Rate:	100%.

Capped Value:

The “capped value” will be determined on the pricing date and will be within the range of 160% to 170% of the original offering price per note ($1,600 to $1,700 per $1,000 note). References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

PRS-3

Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Terms of the Notes (Continued)

Calculation Day:

May 31, 2017 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Notes—Market Disruption Events.” A “trading day” means a day, as determined by the calculation agent, on which the closing level of the Index is scheduled to be published.

Calculation Agent:

Wells Fargo Securities, LLC, one of our subsidiaries, will act as the calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•  determine whether a market disruption event has occurred; see “Additional Terms of the Notes—Market Disruption Events;”

•  determine the starting level and/or ending level under certain circumstances; see “Additional Terms of the Notes—Market Disruption Events;”

•  determine if adjustments are required to the closing level of the Index under various circumstances; see “Additional Terms of the Notes—Adjustments to the Index;” and

•  if publication of the Index is discontinued, select a successor commodity index or if no successor commodity index is available, determine the closing level of the Index; see “Additional Terms of the Notes—Discontinuance of the Index.”

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Events of Default and Acceleration:	In case an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration will be equal to the redemption amount, calculated as provided herein, The redemption amount will be calculated as though the date of acceleration were the calculation day.

No Listing:	The notes will not be listed on any securities exchange or automated quotation system.

Tax Consequences:	We will treat the notes as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. We urge you to read the discussion under “United States Federal Income Tax Considerations” below for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Terms of the Notes (Continued)

Comparable Yield and Projected Payment Schedule:

As of the date of this pricing supplement, we have determined that the comparable yield for the notes is equal to         % per annum, compounded semi-annually, with a projected payment at maturity of $             based on an investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar year basis, we have determined that you will generally be required to include the following amounts of ordinary income for each $1,000 investment in the notes each year: $             in 2011, $             in 2012, $             in 2013, $             in 2014, $             in 2015, $             in 2016 and $             in 2017. However, in 2017, the amount of ordinary income that you will be required to pay taxes on from owning each $1,000 note may be greater or less than $            , depending upon the amount you receive on the stated maturity date. If that amount is greater than $             for each $1,000 investment in the notes, you will be required to increase the amount of ordinary income that you recognize in 2017 by an amount that is equal to such excess. Conversely, if the amount you receive on the stated maturity date is less than $             for an investment of $1,000 for each note, you would decrease the amount of ordinary income that you recognize in 2017 by an amount equal to such difference. If the amount you receive on the stated maturity date is less than $             for each $1,000 investment in the notes, you will recognize an ordinary loss in 2017. See “United States Federal Income Tax Considerations” below.

Agent:	Wells Fargo Securities, LLC. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 3.00% of the original offering price of the notes. Such securities dealers may include Wells Fargo Advisors, LLC, one of our affiliates.

Denominations:	$1,000 and any integral multiple of $1,000

CUSIP:	94986RDU2

PRS-5

Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Risk Factors

Your investment in the notes will involve risks. You should carefully consider the risk factors set forth below as well as the other information contained in the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances. As used in this pricing supplement, “designated contracts” refers to the futures contracts that comprise the Index, “index commodities” refers to the physical commodities underlying those designated contracts, and “settlement price” means, for each designated contract, the official settlement price for the relevant contract month as published by the futures exchange on which the index commodity trades.

Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

The yield that you will receive on your notes, may be less than the return you could earn on other investments. Even if the ending level is greater than the starting level, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your Return Will Be Limited By The Capped Value And May Not Reflect The Return On A Direct Investment In The Index.

Your return on the notes is subject to a capped value; therefore, your opportunity to participate in possible increases in the level of the Index through an investment in the notes will be limited because the redemption amount will not exceed the capped value

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

The Inclusion Of The Agent Discount And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution and structuring and development costs and offering expenses. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which an agent or any other potential buyer may be willing to buy your notes will also be affected by the market and other conditions discussed in the next risk factor.

PRS-6

Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Risk Factors (Continued)

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by supply and demand of the notes, the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors could have an impact on the value of the notes. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

•

Index Performance. The value of the notes prior to maturity will depend substantially on the level of the Index. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at such time is less than the starting level.

•

Capped Value. The value of the notes prior to the stated maturity date will be affected by the capped value as we do not anticipate that the notes will trade in the secondary market above the capped value.

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the Index changes.

•

Time Remaining To Maturity. The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the performance of the designated contracts included in the Index and the level of the Index at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the level of the Index during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease and, depending on the level of the Index at such time relative to the starting level, may adversely affect the value of the notes.

•

Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the level of the Index. In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes. One exception is that one or more significant decreases in the level of the Index, whenever those decreases occur, may significantly decrease the value of the notes.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, it is not obligated to do so and is not

PRS-7

Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Risk Factors (Continued)

required to and does not intend to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Your Return On The Notes Could Be Less Than If You Owned The Index Commodities Or The Designated Contracts Included In The Index.

Your return on the notes will not reflect the return you would realize if you actually purchased the index commodities and/or the designated contracts. You will not have any ownership interest or rights in the index commodities or the designated contracts included in the Index. In addition, the redemption amount will not be greater than the capped value.

Historical Values Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.

The settlement prices of the designated contracts included in the Index will determine the redemption amount payable at maturity to you. As a result, it is impossible to predict whether the ending level of the Index will fall or rise compared to its starting level. Settlement prices of the designated contracts included in the Index will be influenced by complex and interrelated political, economic, financial, geographical, military and other factors that can affect the markets in which those designated contracts are traded and the values of those designated contracts themselves.

Commodity Prices May Change Unpredictably, Affecting The Level Of The Index And The Value Of Your Notes In Unforeseeable Ways.

Trading in commodities is speculative and can be extremely volatile. Market prices of the index commodities related to designated contracts included in the Index may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather and acts of nature; agricultural conditions; international trade conditions; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; force majeure occurrences; increased exploration and enhanced production methods and other technological developments driven by increased commodity prices; changes in interest rates; speculation and trading activities in the index commodities and the designated contracts; and changes in exchange rates for the U.S. dollar (the currency in which the market prices for most index commodities will be quoted). These factors may affect the level of the Index and the value of your notes in varying ways, and different factors may cause the value of different index commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Risk Factors (Continued)

The Valuation Of The Designated Contracts May Not Be Consistent With Other Measures Of Value For The Index Commodities.

The value of each designated contract included in the Index will reflect the settlement price as quoted on the relevant exchange. Such values will not necessarily be consistent with other valuations of the related index commodities, such as futures contracts on different exchanges or with different delivery points or with different maturities.

The Designated Contracts Included In The Index May Not Be Weighted Equally.

The designated contracts included in the Index may not be weighted equally. As a result, a percentage change in the settlement price of a designated contract with a higher relative weight will have a greater impact on the level of the Index than will a similar percentage change in the settlement price of a designated contract with a lower relative weight.

Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Value Of The Notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your notes.

An Investment In The Notes Will Be Subject To Risks Associated With Foreign Commodity Exchanges.

You should be aware that investments in designated contracts that trade on foreign commodity exchanges involve particular risks. Foreign commodity exchanges may be less regulated than U.S. commodity exchanges, and certain foreign commodities markets may be more susceptible to disruption due to the absence of government regulation. Trading on foreign commodity exchanges is also subject to exchange rate risk relative to the U.S. dollar, exchange controls, expropriations, taxation policies, moratoriums and political or diplomatic events.

The Level Of The Index And The Value Of The Notes May Be Affected By Currency Exchange Fluctuations.

The market prices for many index commodities are currently quoted in U.S. dollars. As a result, appreciation of the U.S. dollar will increase the relative cost of such index commodities for foreign consumers, thereby reducing demand for those index commodities and affecting the market prices of those index commodities. As a result, the level of the Index and an investment in the notes may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and

PRS-9

Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Risk Factors (Continued)

various foreign currencies have been highly volatile and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the notes.

Higher Future Prices Of Index Commodities Relative To Their Current Prices May Adversely Affect The Return Of A Commodity Index And The Amount You Will Receive At Maturity.

Commodity indices are comprised of designated contracts on underlying commodities. Most commodity indices provide for such designated contracts to be rolled mechanically into subsequent futures contracts on specified dates before their expiration. For example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract expiring in November. This is accomplished by selling the initial contract and purchasing the later contract. The difference between the price at which the first futures contract is sold and the next futures contract is purchased is called the “roll yield” and can have a significant impact on the return of a commodity index as well as the degree to which that return tracks changes in the price of the underlying index commodities.

The overall return of a commodity index is derived from fluctuations in commodities prices as well as the roll yield that results from rolling the underlying designated contracts. In general, rolling the underlying futures contracts will provide a positive roll yield when the prices are lower in the distant delivery months than in the nearer delivery months (a market condition referred to as “backwardation”) because it costs less to replace the expiring contracts, and a negative roll yield when the prices are higher in the distant delivery months than in the nearer delivery months (a market condition referred to as “contango”) because it costs more to replace the expiring contracts. While individual commodities may fluctuate between backwardation and contango markets, many index commodities have historically exhibited frequent contango market conditions. The negative roll yield that results from a contango market condition for index commodities could partially or entirely offset increases in the prices of the designated contracts and potentially result in a negative return for a commodity index even if the prices of the index commodities as reported by other sources have appreciated.

Changes In Exchange Methodology Or Changes In Law Or Regulations May Affect The Value Of The Notes Prior To Maturity And The Amount You Receive At Maturity.

The value of a designated contract included in the Index is determined by reference to the settlement price of such designated contract as determined by the applicable exchange. An exchange may from to time change any rule or bylaw or take emergency action under its rules, any of which could affect the settlement price of a designated contract. Any such change that causes a decrease in such settlement price could adversely affect the level of the Index and the value of the notes. In addition, prices of the index commodities and designated contracts included in the Index could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any such event could adversely affect the level of the Index and could adversely affect the value of the notes.

Possible Regulatory Changes Could Adversely Affect The Return On And Value Of Your Notes.

U.S. regulatory agencies are currently considering and are expected to soon enact rules that may substantially affect the regulation of the commodity and futures markets. Although the final form of any new rules has not yet

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Risk Factors (Continued)

been determined, it is likely that such rules will limit the ability of market participants to participate in the commodity and futures markets to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in these markets and changing the structure of the markets in other ways. In addition, these regulatory changes will likely increase the level of regulation of markets and market participants and the costs of participating in the commodities and futures markets. These changes could impact the closing level and volatility of the Index which could in turn adversely affect the return on and the value of your notes.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To The Designated Contracts.

In the ordinary course of business, we and our affiliates may from time to time express views on expected movements in the price of index commodities and designated contracts. These views are sometimes communicated to clients who participate in the commodities markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in the commodities markets may at any time have significantly different views from those expressed by us and our affiliates. For reasons such as these, we believe that most investors in the commodities markets derive information concerning those markets from multiple sources. In connection with your purchase of the notes, you should investigate the commodities markets and not rely on views which may be expressed by us or our affiliates in the ordinary course of business with respect to future commodity price movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to the Index and the designated contracts included in the Index. Neither the offering of the notes nor any views which may from time to time be expressed by us or our affiliates in the ordinary course of business with respect to future price movements of index commodities or designated contracts constitutes a recommendation as to the merits of an investment in the notes.

Holders Of The Notes Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.

The notes are our direct obligations. The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell futures contracts or options on futures contracts on index commodities for the benefit of the holders of notes. An investment in the notes does not constitute an investment in futures contracts or options on futures contracts, and holders of the notes will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool, and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (“CPO”) or qualify for an exemption from the registration requirement. Because the notes are not interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and holders of the notes will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Risk Factors (Continued)

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the ending level may be postponed if the calculation agent determines that a market disruption event (as defined below) has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) three business days after the ending level is determined and (ii) the initial stated maturity date.

Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of calculating the redemption amount, determining whether adjustments should be made to the ending level and whether a market disruption event has occurred and calculating the starting level or the ending level, as the case may be, as a result of the occurrence of a market disruption event. The calculation agent will exercise its judgment in good faith when performing its functions. As a result, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the notes and other business activities may create conflicts of interest as discussed in the next risk factor.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of The Index, Prices Of Designated Contracts Included In The Index Or The Value Of The Notes.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the notes. Pursuant to such hedging activities, we or one or more of our affiliates may acquire designated contracts included in the Index or listed or over-the-counter derivative or synthetic instruments related to such designated contracts. Depending on, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in any of the designated contracts included in the Index, or derivative or synthetic instruments related to those designated contracts, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of the stated maturity of the notes or at or about the time of a change in the designated contracts included in the Index. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of the designated contracts included in the Index and, accordingly, increase or decrease the level of the Index. Although we have no reason to believe that any of those activities will have a material impact on the level of the Index, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.

We or one or more of our affiliates may also engage in trading in the designated contracts included in the Index and other investments relating to such designated contracts on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the settlement prices of such designated contracts and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the notes from time to time and may, in our or their sole discretion, hold or resell those notes. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your note may decline.

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Risk Factors (Continued)

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

A Designated Contract Will Be Replaced If The Existing Futures Contract Is Terminated Or Replaced.

Data concerning designated contracts will be used to calculate the Index. Although the termination or replacement of a futures contract on an established exchange occurs infrequently, if a designated contract were to be terminated or replaced by an exchange, a comparable futures contract would be selected, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the Index.

Concentration Of The Designated Contracts In Limited Sectors And Relative Lack Of Diversification Of The Index May Adversely Affect The Value Of The Notes.

Subject to the minimum/maximum diversification limits described under “The Index—Diversification Rules,” the designated contracts included in the Index from time to time are concentrated in a limited number of sectors, particularly energy and agriculture. For example, designated contracts in the energy sector comprise approximately 33.00% of the Index as of the date of this pricing supplement, and all of the index commodities in the energy sector are either oil or oil derivatives. As a result, technological advances, the discovery of new oil or the development of alternative energy sources could adversely affect the level of the Index. In addition, because the Index currently reflects the return on futures contracts on 19 different index commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

The Notes Are Indexed To The Dow Jones – UBS Commodity Index, Not The Dow Jones – UBS Commodity Index Total Return.

The notes are linked to the Dow Jones – UBS Commodity Index, which reflects the returns that are potentially available through an unleveraged investment in the designated contracts. The Dow Jones – UBS Commodity Index Total Return is a total return index which, in addition to reflecting those returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills. Because the notes are linked to the Dow Jones – UBS Commodity Index, the return on the notes will not include the total return feature of the Dow Jones – UBS Commodity Index Total Return.

Changes That Affect The Calculation Of The Index Could Adversely Affect The Value Of The Notes.

The policies of CME Indexes, as assignee of Dow Jones, UBS AG and UBS, as successor in interest to AIG Financial Products Corp. (“AIG-FP”), concerning the methodology and calculation of the Index and additions, deletions or substitutions of the index commodities or the designated contracts could affect the Index and, therefore, could affect the amount payable on the notes at maturity and the value of the notes prior to maturity. The weightings for the Index are determined by the Dow Jones-UBS Commodity Index Supervisory Committee,

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Risk Factors (Continued)

which has a significant degree of discretion in exercising its supervisory duties with respect to the Index. This discretion would permit, among other things, changes to the composition of the Index, or changes to the manner or timing of the publication of the value of the Index, at any time during the year if the Dow Jones-UBS Commodity Index Supervisory Committee deemed the changes necessary in light of factors that include, but are not limited to (i) changes in liquidity of the underlying futures contracts that are included in the Index, (ii) changes in legal, regulatory, sourcing or licensing matters relating to publication or replication of the Index, or (iii) changes in UBS’ and CME Indexes’ access and rights to use data in connection with calculating, publishing and licensing the Index.

The Dow Jones-UBS Commodity Index Supervisory Committee has no obligation to take the needs of any parties to transactions involving the Index into consideration when reweighting or making any other changes to the Index. In addition, under the current policies of CME Indexes and UBS, the annual composition of the Index will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. CME Indexes and UBS may not discover every such discrepancy, and any discrepancies that require revision will not be applied retroactively but will be reflected in the weighting calculations of the Index for the following year.

The amount payable on the notes and their value prior to maturity could be affected if CME Indexes and UBS, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating the Index, or if CME Indexes and UBS discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the value of the notes. See “Additional Terms of the Notes—Discontinuance of the Index” and “The Index.”

Trading And Other Transactions By UBS AG Or UBS In The Designated Contracts And The Index Commodities May Affect The Value Of The Index.

UBS AG, UBS, Chicago Mercantile Exchange, Inc. (“CME”), the indirect parent of CME Indexes, and their affiliates actively trade futures contracts, including the designated contracts and options on the designated contracts. UBS AG, UBS, CME and their affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments which are linked to the performance of the index commodities or are linked to the performance of the Index. In addition, certain of UBS AG, UBS, CME and their affiliates (excluding CME Indexes) may underwrite or issue other securities or financial instruments indexed to the Index and related indices. These activities could present conflicts of interest and could affect the value of the Index. For instance, a market maker in a financial instrument linked to the performance of the Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying index components in order to hedge the market maker’s position in the financial instrument may affect the settlement prices of the designated contracts, which in turn may affect the value of the Index. With respect to any of the activities described above, none of UBS AG, UBS, CME and their affiliates has any obligation to take the needs of any buyers, sellers or holders of the notes into consideration at any time.

We And Our Affiliates Have No Affiliation With CME Indexes, As Assignee Of Dow Jones, UBS AG Or UBS And Are Not Responsible For Their Public Disclosure Of Information.

We and our affiliates are not affiliated with CME Indexes, as assignee of Dow Jones, UBS AG or UBS or their affiliates in any way and have no ability to control or predict their actions, including any errors in or

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Risk Factors (Continued)

discontinuation of disclosure regarding their methods or policies relating to the calculation of the Index. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index, CME Indexes, as assignee of Dow Jones, UBS AG or UBS contained in this pricing supplement. You, as an investor in the notes, should make your own investigation into the Index, CME Indexes, as assignee of Dow Jones, and UBS. None of CME Indexes, as assignee of Dow Jones, UBS AG or UBS is involved in the offering of the notes made hereby in any way and has no obligation to consider your interests as an owner of notes in taking any actions that might affect the level of the Index.

U.S. Taxpayers Will Be Required To Pay Taxes On The Notes Each Year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be characterized and treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. If you are a U.S. person, you will generally be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

In addition, any gain you may recognize upon the sale, exchange, or maturity of the notes will be taxed as ordinary income. Any loss you may recognize upon the sale, exchange, or maturity of the notes will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you are a secondary purchaser of the notes, the tax consequences to you may be different.

We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Additional Terms of the Notes

Wells Fargo will issue the notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the accompanying prospectus supplement. Information included in this pricing supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

The notes will not be subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to their stated maturity date.

Market Disruption Events

A “market disruption event” means, with respect to the Index, any of the following events as determined by the calculation agent in its sole discretion:

(A)	The failure of CME Indexes, as assignee of Dow Jones, and UBS to announce or publish the closing level of the Index (or the closing level of any successor commodity index (as defined below), if applicable) or the temporary discontinuance or unavailability the Index. A discontinuance of publication of the Index shall not constitute a market disruption event with respect to the Index if the calculation agent shall have selected a successor commodity index as set forth under “—Discontinuance of the Index.”

(B)	The material suspension of, or material limitation imposed on, trading in any designated contract included in the Index on the relevant exchange for such designated contract. The “relevant exchange” for a designated contract means the primary exchange or market of trading for such designated contract.

(C)	The failure by the relevant exchange, trading facility or other price source to announce or publish the settlement price for any designated contract included in the Index.

(D)	The settlement price published by the relevant exchange, trading facility or other price source for any designated contract included in the Index is a “limit price,” which means that the settlement price for such contract for a day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules.

Starting Level Market Disruption

If a market disruption event occurs or is continuing on the pricing date, the calculation agent will establish the starting level of the Index using (A) for each designated contract included in the Index that did not suffer a market disruption event on such date, the exchange published settlement price on that date of each such designated contract, and (B) for each designated contract included in the Index which did suffer a market disruption event on such date, the exchange published settlement price of that designated contract on the next trading day on which no market disruption event occurs with respect to such designated contract; provided, however, if a market disruption event occurs with respect to a designated contract on each of the five trading days following such pricing date, then the calculation agent will determine the starting level of the Index using a settlement price for such designated contract subject to a market disruption event based upon its good faith estimate of the settlement price on that fifth trading day. The calculation agent will determine the starting level by reference to the exchange published settlement prices or other prices determined as set forth above, using the then-current method for calculating the Index. The exchange on which a designated contract included in the Index is traded for purposes of the above provision means the exchange used to value such designated contract for the calculation of the Index.

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Additional Terms of the Notes (Continued)

If not otherwise disclosed in the final pricing supplement, a free writing prospectus made available in connection with sales of the notes or a notice to holders will set forth the starting level of the Index, and brief statement of the facts relating to the establishment of the starting level of the Index (including a description of the relevant market disruption event(s)).

Ending Level Market Disruption

If a market disruption event occurs or is continuing on the calculation day, the calculation agent will establish the closing level for the Index for the calculation day for purposes of the notes using (A) for each designated contract included in the Index that did not suffer a market disruption event on such date, the exchange published settlement price on that date of each such designated contract, and (B) for each designated contract included in the Index which did suffer a market disruption event on such date, the exchange published settlement price of that designated contract on the next trading day on which no market disruption event occurs with respect to such designated contract; provided, however, if a market disruption event occurs with respect to a designated contract on each of the five trading days following the calculation day, then the calculation agent will determine the closing level of the Index for such calculation day using a settlement price for such designated contract subject to a market disruption event based upon its good faith estimate of the settlement price on that fifth trading day. The calculation agent shall determine the closing level by reference to the exchange published settlement prices or other prices determined as set forth above, using the then-current method for calculating the Index. The exchange on which a designated contract included in the Index is traded for purposes of the foregoing provision means the exchange used to value such designated contract for the calculation of the Index.

Adjustments to the Index

If at any time CME Indexes, as assignee of Dow Jones, and UBS (each, an “index sponsor”) makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index so that the Index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a commodity index comparable to the Index as if those changes or modifications had not been made, and calculate the level of the Index with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index

If the index sponsor discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute commodity index that the calculation agent determines, in its sole discretion, to be comparable to that commodity index (a “successor commodity index”), then, upon the calculation agent’s notification of that determination to us and the trustee, the calculation agent will substitute the successor commodity index as calculated by the relevant index sponsor or any other entity and calculate the ending level as described above. Upon any selection by the calculation agent of a successor commodity index, we will cause notice to be given to holders of the notes.

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Additional Terms of the Notes (Continued)

In the event that the index sponsor discontinues publication of the Index and the calculation agent does not select a successor commodity index, the calculation agent will compute a substitute level for the commodity index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor commodity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor commodity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the notes.

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

Hypothetical Payout Profile

The following profile is based on a hypothetical capped value of 165% or $1,650 per $1000 note (the midpoint of the specified range for the capped value) and a participation rate of 100%. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and the actual capped value.

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Hypothetical Payments at Stated Maturity

Set forth below are three examples of payment at stated maturity calculations, reflecting a hypothetical capped value of 165% or $1,650 per $1,000 note (the midpoint of the specified range of the capped value), and assuming hypothetical starting levels and ending levels as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

Hypothetical starting level: 172.1911

Hypothetical ending level: 200.0000

Since the hypothetical ending level is greater than the hypothetical starting level, the redemption amount would equal:

$1,000 +	$1,000	x	200.0000 – 172.1911	x 100%	= $1,161.50
172.1911

On the stated maturity date, you would receive $1,161.50 per $1,000 note.

Example 2. Redemption amount is equal to the capped value:

Hypothetical starting level: 172.1911

Hypothetical ending level: 300.0000

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	300.0000 – 172.1911	x 100%	= $1,742.25
172.1911

On the stated maturity date, you would receive $1,650 per $ 1,000 note.

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Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

Hypothetical starting level: 172.1911

Hypothetical ending level: 150.0000

On the stated maturity date, you would receive $1,000 per $1,000 note.

To the extent that the starting level, ending level and the capped value differ from the levels assumed above, the results indicated above would be different.

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

Hypothetical Returns

The following table illustrates, for a hypothetical capped value of 165% or $1,650 per $1,000 note (the midpoint of the specified range of the capped value) and a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the hypothetical starting level to the hypothetical ending level;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
309.94	80.00%	$1,650.00	65.00%	8.51%
292.72	70.00%	$1,650.00	65.00%	8.51%
275.51	60.00%	$1,600.00	60.00%	7.98%
258.29	50.00%	$1,500.00	50.00%	6.87%
241.07	40.00%	$1,400.00	40.00%	5.68%
223.85	30.00%	$1,300.00	30.00%	4.42%
206.63	20.00%	$1,200.00	20.00%	3.06%
189.41	10.00%	$1,100.00	10.00%	1.59%
172.19(2)	0.00%	$1,000.00	0.00%	0.00%
154.97	-10.00%	$1,000.00	0.00%	0.00%
137.75	-20.00%	$1,000.00	0.00%	0.00%
120.53	-30.00%	$1,000.00	0.00%	0.00%
103.31	-40.00%	$1,000.00	0.00%	0.00%
86.10	-50.00%	$1,000.00	0.00%	0.00%
68.88	-60.00%	$1,000.00	0.00%	0.00%
51.66	-70.00%	$1,000.00	0.00%	0.00%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The hypothetical starting level (rounded to two decimal places). The actual starting level will be determined on the pricing date.

The above figures are for purposes of illustration only. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting level, ending level and capped value.

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Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

The Index

We obtained all information contained in this pricing supplement regarding the Dow Jones – UBS Commodity IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and the Dow Jones – UBS Commodity Index Handbook (a document that is considered proprietary to CME Group Index Services LLC (“CME Indexes”), as assignee of Dow Jones & Company, Inc. (“Dow Jones”), UBS Securities LLC (“UBS”), as successor-in-interest to AIG Financial Products Corp. (“AIG-FP”), and UBS AG (“UBS AG”), and is available to those persons who enter into a license agreement available at http://www.djindexes.com). That information reflects the policies of, and is subject to change by, CME Indexes, as assignee of Dow Jones, and UBS, as successor to AIG-FP, as stated in such sources, and such policies are subject to change by CME Indexes and UBS. CME Indexes and UBS have no obligation to continue to publish, and may discontinue publication of, the Dow Jones – UBS Commodity Index at any time. We make no representation or warranty as to the accuracy or completeness of any information relating to the Dow Jones – UBS Commodity Index.

On January 16, 2009, UBS announced that it entered into an agreement to purchase the commodity index business of AIG-FP, including AIG-FP’s rights to the Index. UBS and AIG-FP closed their transaction on May 6, 2009. Also in May 2009, UBS and Dow Jones entered into an agreement to jointly market the Index (the “Joint Marketing Agreement”). Dow Jones subsequently assigned all of its interests in the Joint Marketing Agreement to CME Indexes.

The Index was introduced in July 1998 to provide a unique, diversified, economically rational and liquid benchmark for commodities as an asset class. The Index currently is composed of the prices of 19 exchange-traded futures contracts on physical commodities, referred to herein as the “Designated Contracts.” A futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the Index, referred to herein as the “Index Commodities,” for 2011 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean oil, soybeans, sugar, unleaded gas, wheat and zinc.

The Index is a proprietary index that Dow Jones, AIG International Inc. (“AIGI”) and AIG-FP developed and that CME Indexes, as assignee of Dow Jones, in conjunction with UBS, as successor in interest to AIG-FP, calculates. The methodology for determining the composition and weighting of the Index and for calculating its value is subject to modification by CME Indexes and UBS at any time. The levels of the Index can be obtained from the Dow Jones website (www.djindexes.com). A “DJ-UBS Business Day” is a day on which the sum of the Commodity Index Percentages (as discussed below under “—Determination of Relative Weightings”) for the Index Commodities that are open for trading is greater than 50%.

UBS and CME, the indirect parent of CME Indexes, and their affiliates actively trade futures contracts, including the Designated Contracts, and options on the Designated Contracts, as well as commodities, including the Index Commodities. For information about how this trading may affect the value of the Index, see “Risk Factors.”

The Index is composed of Designated Contracts. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not

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The Index (Continued)

yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Index is a “rolling index.”

Four Main Principles Guiding the Creation of the Index

The Index was created using the following four main principles:

•

Economic Significance. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the markets themselves. The Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

•

Diversification. A second major goal of the Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

•

Continuity. The third goal of the Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Index from year to year. The Index is intended to provide a stable benchmark so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Index.

•

Liquidity. Another goal of the Index is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These four principles represent goals of the Index and its creators, and there can be no assurance that these goals will be reached by CME Indexes and UBS.

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The Index (Continued)

Composition of the Index—Commodities Available for Inclusion in the Index

A number of commodities have been selected which are believed to be sufficiently significant to the world economy to merit consideration for inclusion in the Index and which are the subject of a qualifying related futures contract. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange.

The 23 commodities currently available for inclusion in the Index (the “Eligible Commodities”) are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybean oil, soybeans, sugar, tin, unleaded gas, wheat and zinc.

The 19 Index Commodities for 2011 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean oil, soybeans, sugar, unleaded gas, wheat and zinc. In determining the group of Index Commodities from the group of Eligible Commodities, those commodities that do not satisfy certain minimum requirements related to CIP (as hereinafter defined) are excluded from the Index.

Designated Contracts for Each Index Commodity

A futures contract known as a Designated Contract is selected for inclusion in the Index for each commodity eligible for inclusion in the Index. Starting in June 2009, UBS, as successor to AIG-FP, selects Designated Contracts for each commodity eligible for inclusion in the Index. This selection process is reviewed by the Dow Jones-UBS Commodity Index Supervisory Committee and the Dow Jones-UBS Commodity Index Advisory Committee. With the exception of several LME contracts, where UBS believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, UBS has historically chosen the futures contract that is traded in North America and denominated in United States Dollars.

The Dow Jones-UBS Commodity Index Supervisory Committee has noted that it is possible that UBS will in the future select more than one Designated Contract for certain commodities or may select Designated Contracts that are traded outside of the United States or in currencies other than the U.S. Dollar. For example, prior to the determination of the 2012 composition of the Index, the Dow Jones-UBS Commodity Index Supervisory Committee intends to consider whether storage and delivery characteristics of crude oil make an allocation to Brent Crude Oil in the Index appropriate. Additionally, in the event that changes in regulations concerning position limits materially affect the ability of market participants to replicate the Index in the underlying futures markets, the Dow Jones-UBS Commodity Index Supervisory Committee may deem it appropriate to include multiple Designated Contacts for one or more Commodities in order to enhance liquidity.

Data concerning each Designated Contract is used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract, if available, would be selected to replace that Designated Contract.

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The Index (Continued)

The Designated Contracts are as follows:

Index Commodity	Designated Contract	Exchange	Units	Price quote
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	$/metric ton
Coffee	Coffee “C”	NYBOT	37,500 lbs	cents/pound
Copper	Copper	COMEX	25,000 lbs	cents/pound
Corn	Corn	CBOT	5,000 bushels	cents/bushel
Cotton	Cotton	NYBOT	50,000 lbs	cents/pound
Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	$/barrel
Gold	Gold	COMEX	100 troy oz.	$/troy oz.
Heating Oil	Heating Oil	NYMEX	42,000 gallons	cents/gallon
Live Cattle	Live Cattle	CME	40,000 lbs	cents/pound
Lean Hogs	Lean Hogs	CME	40,000 lbs	cents/pound
Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	$/mmbtu
Nickel	Primary Nickel	LME	6 metric tons	$/metric ton
Silver	Silver	COMEX	5,000 troy oz.	cents/troy oz.
Soybeans	Soybeans	CBOT	5,000 bushels	cents/bushel
Soybean Oil	Soybean Oil	CBOT	60,000 lbs	cents/pound
Sugar	World Sugar No. 11	NYBOT	112,000 lbs	cents/pound
Unleaded Gas (RBOB)	Reformulated Blendstock for Oxygen Blending	NYMEX	42,000 gal	cents/gallon
Wheat	Wheat	CBOT	5,000 bushels	cents/bushel
Zinc	Special High Grade Zinc	LME	25 metric tons	$/metric ton

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered annually for inclusion in the Index.

Commodity Groups

For purposes of applying the diversification rules discussed herein, the commodities available for inclusion in the Index are assigned to commodity groups. The commodity groups, and the commodities currently included in each commodity group, are as follows:

Commodity Group	Index Commodities	Commodity Group	Index Commodities
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gas	Livestock	Lean Hogs Live Cattle
Precious Metals	Gold Platinum Silver	Grains	Corn Soybean Oil Soybeans Wheat
Industrial Metals	Aluminum Copper Lead Nickel Tin Zinc	Softs	Cocoa Coffee Cotton Sugar

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The Index (Continued)

The approximate commodity group breakdown set forth below is based on the 2011 weightings and composition of the Index set forth above:

Energy	33.00%
Grains	22.38%
Industrial Metals	17.84%
Livestock	5.36%
Softs	7.68%
Precious Metals	13.74%

The Dow Jones-UBS Commodity Index Supervisory Committee, Dow Jones-UBS Commodity Index Advisory Committee and Annual Reweightings and Rebalancings of the Index

Effective January 1, 2007, Dow Jones and AIG-FP replaced the Dow Jones-AIG Commodity Index Oversight Committee with a two-tier oversight structure comprised of the Dow Jones-AIG Commodity Index Supervisory Committee and the Dow Jones-AIG Commodity Index Advisory Committee (collectively, the “Dow Jones-AIG Committees”). UBS purchased the commodity index business of AIG-FP on May 6, 2009. As a result, references to “Dow Jones-AIG Committees” have changed to “Dow Jones-UBS Committees.” The purpose of the two-tier structure is to expand the breadth of input into the decision-making process in respect of the Index, while also providing a mechanism for more rapid reaction in the event of any market disruption or extraordinary change in market conditions that may affect the Index. The Dow Jones-UBS Commodity Index Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by CME Indexes, and will make all final decisions relating to the Index, given any advice and recommendations of the Dow Jones-UBS Commodity Index Advisory Committee. The Dow Jones-UBS Commodity Index Advisory Committee consists of six to twelve members drawn from the financial and academic communities. The Dow Jones-UBS Committees meet annually to consider any changes to be made to the Index for the coming year. The Dow Jones-UBS Committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the Index.

Prior to January 1, 2007, the Dow Jones-AIG Commodity Index Oversight Committee reviewed and approved the Dow Jones-AIG Commodity Index Handbook and the procedures for calculating the Index. The Dow Jones-AIG Commodity Index Oversight Committee included members of the academic, financial and legal communities and met annually each June or July to review the Dow Jones-AIG Commodity Index Handbook and to consider any changes proposed to the Index and the timing of the effectiveness of any such change. The Dow Jones-AIG Commodity Index Oversight Committee also met at such other times as was necessary for purposes of the oversight of the Index.

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The Index (Continued)

The Index is reweighted and rebalanced each year in January on a price-percentage basis. Prior to May 6, 2009, the annual weightings for the Index were determined each year in June by AIG-FP under the supervision of the Dow Jones-AIG Commodity Index Supervisory Committee and reviewed at a meeting of the Dow Jones-AIG Committees in June or July. Following the Dow Jones-UBS Committees’ annual meeting and approval by the Dow Jones-UBS Commodity Index Supervisory Committee, the annual weightings for the next calendar year are publicly announced and take effect in the month of January immediately following the announcement. The 2011 reweighting and rebalancing were based on the following percentages:

Index Commodity Percentages

Index Commodity	2011 Weighting
Crude Oil	14.7092970%
Natural Gas	11.2189620%
Gold	10.4490670%
Soybeans	7.8568150%
Copper	7.5390900%
Corn	6.9785370%
Aluminum	5.2032850%
Wheat	4.6052380%
Heating Oil	3.5750700%
Unleaded Gas	3.4966710%
Live Cattle	3.3591330%
Sugar	3.3260140%
Silver	3.2896330%
Soybean Oil	2.9372440%
Zinc	2.8493550%
Coffee	2.3557730%
Nickel	2.2508150%
Cotton	2.0000000%
Lean Hogs	2.0000000%

Effective May 6, 2009, UBS, as successor in interest to AIG-FP, determines the annual weightings for the Index. UBS’s process for reweighting and rebalancing the Index follows the AIG-FP methodologies.

Determination of Relative Weightings

The relative weightings of the Index Commodities are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each commodity designated for potential inclusion in the Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historical dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Index. The CPP is determined for each commodity by taking a five-year average of

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The Index (Continued)

annual world production figures, adjusted by the historical dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Index (i.e., the Index Commodities) and their respective percentage weights. UBS calculates the CIPs for each year, under the supervision of the Dow-Jones UBS Commodity Index Supervisory Committee, in the third or fourth quarter of the year immediately prior to the year the relevant CIPs are effective, and publishes the results as promptly as practicable following the calculation.

Diversification Rules

The Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Index as of January of each year:

•	no related group of commodities designated as a “commodity group” (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Index;

•	no single commodity may constitute more than 15% of the Index;

•	no single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gas), may constitute more than 25% of the Index; and

•	no single commodity included in the Index may constitute less than 2% of the Index.

Following the annual reweighting and rebalancing of the Index in January, the percentage of any Index Commodity or commodity group at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages established in January.

Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Index by calculating the new unit weights for each Index Commodity. On the fourth DJ-UBS Business Day in January of each new calendar year (the “CIM Determination Date”), the CIPs, along with the Settlement Prices on that date for Designated Contracts, are used to determine a Commodity Index Multiplier (“CIM”) for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Index is calculated by UBS by applying the impact of the changes to the futures prices of the Index Commodities included in the Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby the CIMs for the Index

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The Index (Continued)

Commodities are multiplied by the prices in U.S. Dollars. These products are then summed. The percentage change in this sum is then applied to the prior level of the Index to calculate the level of the Index.

License Agreement Between Dow Jones, UBS Securities LLC and Wells Fargo & Company

Wells Fargo & Company, Dow Jones and UBS Securities LLC (as used in this section, “UBS Securities”) have entered into a non-exclusive license agreement providing for the license to Wells Fargo & Company and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow Jones – UBS Commodity Index, which is owned and published by CME Indexes, as assignee of Dow Jones, and UBS Securities in connection with certain securities, including the notes.

The license agreement between Wells Fargo & Company, Dow Jones and UBS Securities provides that the following language must be set forth in this pricing supplement.

“Dow Jones®”, “DJ”, “UBS” “Dow Jones – UBS Commodity IndexSM,” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Wells Fargo & Company.”

“The notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Wells Fargo & Company in connection with the notes is the licensing of certain trademarks, trade names and service marks and of the Dow Jones – UBS Commodity Index, which is determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to Wells Fargo & Company or the notes. Dow Jones and UBS Securities have no obligation to take the needs of Wells Fargo & Company or the owners of the notes into consideration in determining, composing or calculating the Dow Jones – UBS Commodity Index. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to note customers, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by Wells Fargo & Company, but which may be similar to and competitive with the notes. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones – UBS Commodity Index and the Dow Jones – UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indices and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones – UBS Commodity Index and the notes.

This pricing supplement relates only to the notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones – UBS Commodity Index components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones – UBS Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical

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The Index (Continued)

commodity by Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates. The information in this pricing supplement regarding the Dow Jones – UBS Commodity Index components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones – UBS Commodity Index components in connection with the notes. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones – UBS Commodity Index components, including, without limitation, a description of factors that affect the prices of such Dow Jones – UBS Commodity Index components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES – UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY WELLS FARGO & COMPANY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES – UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES – UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND WELLS FARGO & COMPANY, OTHER THAN UBS AG.”

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The Index (Continued)

We obtained the closing levels listed below from Bloomberg Financial Markets (“Bloomberg”). You can obtain the level of the Dow Jones – UBS Commodity Index at any time from Bloomberg or from the Dow Jones website at http://www.djindexes.com. We make no representation or the warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the Dow Jones website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing levels of the Dow Jones – UBS Commodity Index for each month in the period from January 1, 2001 to May 3, 2011. The closing level on May 3, 2011 was 172.1911.

Dow Jones – UBS Commodity Index

Daily Closing Levels

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The Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Dow Jones – UBS Commodity Index for each quarter in the period from January 1, 2001 through March 31, 2011 and for the period from April 1, 2011 to May 3, 2011.

	High	Low	Period-End
2001
First Quarter	115.5500	105.3720	105.3720
Second Quarter	110.8320	100.6920	101.5710
Third Quarter	104.6130	93.8850	95.1070
Fourth Quarter	94.8800	87.4140	89.0330
2002
First Quarter	99.5880	87.3660	99.5880
Second Quarter	102.6170	94.1080	99.5180
Third Quarter	106.9850	96.8600	106.2940
Fourth Quarter	112.9330	101.1400	110.2760
2003
First Quarter	125.0490	111.1980	113.1710
Second Quarter	120.8260	110.9660	115.7880
Third Quarter	121.3220	114.0210	120.8980
Fourth Quarter	137.3200	121.1390	135.2690
2004
First Quarter	151.6910	136.8180	150.8370
Second Quarter	154.9940	143.2890	144.0340
Third Quarter	153.1750	140.9910	153.1750
Fourth Quarter	159.2940	141.2710	145.6040
2005
First Quarter	165.2460	142.1800	162.0940
Second Quarter	162.3890	146.0780	152.8850
Third Quarter	179.0690	154.1070	178.2490
Fourth Quarter	180.2400	163.3580	171.1490
2006
First Quarter	174.2240	158.7800	165.1940
Second Quarter	187.6280	164.7230	173.2350
Third Quarter	179.9620	156.5870	159.9570
Fourth Quarter	175.2140	156.0750	166.5090
2007
First Quarter	173.5030	155.8800	171.9630
Second Quarter	176.4840	168.5220	169.6710
Third Quarter	179.7150	161.0620	178.2500
Fourth Quarter	185.5680	172.1230	184.9640
2008
First Quarter	219.0930	181.1570	201.5980
Second Quarter	234.1150	199.5660	233.0340
Third Quarter	237.9530	167.3910	167.7760
Fourth Quarter	167.4840	106.0920	117.2440
2009
First Quarter	123.4580	101.9990	109.7820
Second Quarter	131.1160	107.4940	122.5360
Third Quarter	132.9180	113.2370	127.6830
Fourth Quarter	140.0458	124.174	139.1873
2010
First Quarter	145.0288	126.5582	132.1517
Second Quarter	136.7546	122.0239	125.7471
Third Quarter	140.2939	123.9774	140.2939
Fourth Quarter	162.3929	138.4738	162.3929
2011
First Quarter	169.5579	157.5752	169.5579
April 1, 2011 to May 3, 2011	175.4211	169.2417	172.1911

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United States Federal Income Tax Considerations

The following is a general description of certain United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States federal income taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the United States federal income tax laws.

The discussion below applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes as part of a straddle, a hedging, a conversion or other integrated transaction for tax purposes, or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be characterized and treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying

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rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include increasing amounts of income in respect of the notes prior to your receipt of cash attributable to such income.

As of the date of this pricing supplement, we have determined that the comparable yield for the notes is equal to             % per annum, compounded semi-annually, with a single projected payment at maturity of $             based on an investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar year basis, we have determined that you will generally be required to include the following amounts of ordinary income for each $1,000 investment in the notes each year: $             in 2011, $             in 2012, $             in 2013, $             in 2014, $             in 2015, $             in 2016, and $             in 2017. However, if the amount you receive at maturity is greater than $            , you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2017 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $            , you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2017 by an amount that is equal to such difference. If the amount you receive at maturity is less than $            , then you would recognize a net ordinary loss in 2017 in an amount equal to such difference. If you are a noncorporate holder, you will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

It is possible that any Form 1099-OID you receive in respect of the notes at maturity may not take net negative or positive adjustments of your notes into account and therefore may overstate or understate your interest inclusions. You should consult your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your United States federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule will not be provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note’s adjusted issue price (as defined below) at the beginning of the accrual period. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you have held the note. The adjusted issue price of a note at the beginning of any accrual period will generally be its original issue price increased by the amount of original issue discount allocable to all prior accrual periods (under the rules governing contingent payment debt instruments), determined without regard to any positive or negative adjustments to interest accruals described below.

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United States Federal Income Tax Considerations (Continued)

If you purchase the notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of the projected payment under the preceding paragraph. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of the projected payment under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your notes under the rules set forth above.

Any gain you recognize upon the sale, exchange or maturity of the notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. Any ordinary loss should not be subject to the two percent floor limitation on miscellaneous itemized deductions. The deductibility of capital losses is subject to limitations.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income (including interest accruals based on the comparable yield for the notes) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, exchange,

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United States Federal Income Tax Considerations (Continued)

redemption or maturity of the notes, unless such gross interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your interest income or gains in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. Although not free from doubt, an investment in the notes or a sale, exchange or maturity of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale, exchange or maturity of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Non-United States Holders. If you are not a United States holder, subject to the discussion of backup withholding and information reporting below, payments of interest (including amounts taken into income under the accrual rules described above and any gain from the sale or exchange of a note that is treated as interest for this purpose) in respect of your notes should not be subject to U.S. federal income tax or withholding tax provided that:

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock that are entitled to vote, within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership;

•	you are not a bank whose receipt of interest (including original issue discount) on your notes is described in Section 881(C)(3)(A) of the Code;

the interest is not effectively connected with the conduct of a trade or business within the United States; and

•

you (i) provide your name and address and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on Internal Revenue Service Form W-8BEN (or other applicable form)); or (ii) hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to holders that are pass-through entities.

If the requirements described above are not satisfied, a 30% withholding tax will generally apply to the gross amount of interest (including amounts paid at maturity that are treated as interest for federal income tax purposes) on the notes that is paid to you. If the interest is effectively connected with the conduct of a trade or business within the United States, you would be taxed in the same manner as United States holders as described above, unless an applicable income tax treaty provides otherwise, and, if you are a corporation, you could be subject to a branch profits tax with respect to such income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

PRS-37

Market Linked Notes Notes Linked to the Dow Jones – UBS Commodity IndexSM due June , 2017

United States Federal Income Tax Considerations (Continued)

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors are required to report to the Internal Revenue Service all payments made to you on your notes. In addition, Wells Fargo and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale, exchange or redemption of your notes before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding will apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

If you are a non-United States holder of notes, we must report annually to the Internal Revenue Service and to you the amount of payments we make to you and the tax withheld with respect to such payments, regardless of whether withholding was required. You will generally not be subject to backup withholding regarding payments we make to you provided that we do not have actual knowledge or reason to know that you are a United States holder and you comply with certain certification and identification requirements as to your foreign status.

PRS-38